50 Main Street White Plains, New York 10606

NEWS

                                       FOR IMMEDIATE RELEASE

                 Contact:
Investors: Fred Buonocore, K&F Industries Holdings, Inc.
(914) 448-2701
Media: Abby Aylman Cohen, Financial Dynamics
(212) 850-5600

K & F INDUSTRIES HOLDINGS, INC. REPORTS RESULTS FOR THE SECOND QUARTER

- Net income of $11 million, or $0.28 per diluted share -
- Record bookings (customer orders) of $139 million, up 54% -
- Sales increase 14% to $103 million -
- Raising 2006 outlook -

White Plains, NY — August 8, 2006 — K & F Industries Holdings, Inc. (NYSE:KFI) today reported its financial results for the second quarter and six months ended June 30, 2006.

“2006 continues to progress towards a record year for sales, bookings and Adjusted EBITDA,” stated Kenneth M. Schwartz, president and CEO of K & F Industries.  “I remain very optimistic about our future given the strength in customer orders, as bookings exceeded revenues during the quarter by 22 percent, 78 percent and 30 percent in our commercial, general aviation and military market sectors, respectively.  As a result of this accelerating aftermarket demand for our products, we are increasing our forecast for the year.”

Mr. Schwartz continued, “Our increasing sales coupled with our ongoing productivity initiatives enabled us to deliver an Adjusted EBITDA margin of 37 percent during the quarter, despite the impact of certain unusual items and a shift in revenue mix that included an unusually high proportion of military sales which typically have lower margins.  In addition, the integration of Nasco, acquired in the second quarter, is already producing benefits by further diversifying our aircraft portfolio.”

Results for Second Quarter 2006 Compared with Second Quarter 2005

•                  Sales rose by 14% to $103 million

—              Aircraft Braking Systems (ABSC) sales increased $10 million, or 14% to $84 million

—              Engineered Fabrics (EFC) sales rose $2 million, or 11% to $18 million

•                  Adjusted EBITDA increased 12% to $38 million or 37% of revenue as compared to $34 million or 38% of revenue a year ago

—              Included in Adjusted EBITDA was a charge for a retroactive price increase of certain materials purchased over the last twelve months partially offset by a favorable settlement of past due royalties.  Excluding these items, Adjusted EBITDA as a percentage of second quarter revenue was 38%.

•                  Net interest expense was $13 million compared to $17 million a year ago

•                  Income applicable to common stockholders was $11 million or $0.28 per diluted share, compared to $3 million or $0.18 per diluted share in the prior year

•                  Bookings increased 54% to a record $139 million and backlog was up 39% to $225 million

•                  Second quarter consolidated market sector revenue performance was as follows:

—              Military sales increased 44% to $32 million

—              General aviation sales were up 6% to $20 million

—              Commercial transport sales grew 3% to $50 million

•                  Cash and cash equivalents was $17 million after the use of $16 million in cash for the acquisition of Nasco

See the attached tables for a reconciliation of net income to EBITDA and Adjusted EBITDA for the 2006 and 2005 periods.

Recent Highlights

•                  Embraer (Empresa Brasileira de Aeronautica S.A.) (NYSE: ERJ) selected ABSC to supply the wheels, brakes and brake control system for its new Phenom 100 very light category business jet.  Over the life of the program, the agreement is expected to generate an estimated $250 million in sales for the company.  This agreement represents a significant step in establishing K & F’s presence in the growing and potentially large “Air Taxi” market.

•                  ABSC acquired Nasco Aircraft Brake, Inc., a FAA-certified supplier of aircraft wheel and brake components for the military and commercial aircraft markets for approximately $19 million. The acquisition augments the company’s existing aircraft wheel and brake manufacturing capacity and provides access to aircraft programs not currently utilizing ABSC products.  Nasco products are installed on a variety of aircraft produced by airframe manufacturers such as Boeing, Fokker, Northrop Grumman, Lockheed Martin, and General Dynamics.

•                  Construction of the company’s NuCarb facility remains on schedule with production expected to begin in the fourth quarter of this year.  Capital expenditures of $8 million have been spent on this project year-to-date and are estimated to total approximately $14 million at year-end.

Results for Six Months ended June 30, 2006 Compared with the Six Months ended June 30, 2005

•                  Sales increased 8% to $194 million

—              ABSC sales increased $13 million or 8% to $160 million

—              EFC sales rose $2 million or 7% to $34 million

•                  Adjusted EBITDA increased $8 million to $74 million or 38% of sales

•                  Net interest expense was $26 million compared to $35 million a year ago

•                  Income applicable to common stockholders was $22 million or $0.54 per diluted share

•                  Bookings increased 39% to $261 million

•                  Consolidated sector revenues:

—              Military sales were $57 million, up 24%

—              General aviation sales increased 9% to $40 million

—              Commercial transport revenues were $97 million, level with the prior year

2006 Guidance

Based on the first half results and strength of orders for delivery of products in upcoming quarters coupled with continuing progress in productivity initiatives, the company has increased its expectations for its 2006 financial performance as follows:

•                  Revenues for the year are expected to increase to between $415 million and $423 million, up 8% to 10% over the prior year

•                  Adjusted EBITDA is expected to be between $162 million and $166 million, representing an increase of 10% to 13% versus calendar year 2005

•                  Diluted earnings per share is expected to reach between $1.24 and $1.29

•                  Free cash flow(1) is expected to be approximately $40 million

(1)          Represents cash flow from operations less capital expenditures.

Relative to guidance provided by the company on May 11, 2006, this revision reflects an increase of two percent in growth expectations for revenues, Adjusted EBITDA and diluted earnings per share at the top end of the range.  The free cash flow expectation remains level with previous guidance.

Conference Call

K & F Industries Holdings, Inc. will conduct its quarterly conference call, hosted by President and CEO, Kenneth M. Schwartz, beginning at 10:00 a.m. ET today.  To participate, please dial (719) 457-2637 approximately 15 minutes prior to the scheduled start of the call.  A replay will be available beginning approximately two hours after the call ends through 11:59 p.m. on August 14, 2006 by dialing (719) 457-0820, access code: 4717867.

A live audio webcast of the conference call will be accessible through a link at K & F Industries’ website at www.kandfindustries.com.  Please visit the site fifteen minutes prior to the call to download and install any necessary audio software.

K & F Industries Holdings, Inc., is a worldwide leader in the manufacture of wheels, brakes and brake control systems for commercial transport, general aviation and military aircraft and is a major producer of aircraft fuel tanks, de-icing equipment and specialty coated fabrics used for storage, shipping, environmental and rescue applications for commercial and military use.

Forward Looking Statements

Some statements and information contained herein are not historical facts, but are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition, the Company or its representatives have made and may continue to make forward-looking statements, orally, in writing or in other contexts, such as in reports filed with the SEC or in press releases.  These forward-looking statements may be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “should” or the like, the negative of these words or other variations of these words or comparable words, or discussion of strategy that involves risk and uncertainties.  We caution you that these forward-looking statements are only predictions, and actual events or results may differ materially as a result of a wide variety of factors and conditions, many of which are beyond our control.  Some of these factors and conditions include: (i) government or regulatory changes, (ii) dependence on our subsidiary, Aircraft Braking Systems Corporation, for operating income, (iii) competition in the market for our products, and (iv) our substantial indebtedness.  For more information see the section entitled “Risk Factors” contained in our Form 10-K and information in our other periodic reports filed with the SEC.  We undertake no obligation to revise these statements following the date of this press release.

(Tables follow)

K & F INDUSTRIES HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net Sales	$102,653	$90,302	$193,715	$178,992
Cost of Sales(3)	57,479 (1)	48,199	106,680 (1)	108,665 (2)
Gross Profit	45,174	42,103	87,035	70,327
Independent Research and Development Costs	3,838	3,753	7,877	7,586
Selling, General and Administrative Expenses	10,167	7,537	17,309	15,085
Amortization of Intangible Assets	1,005	3,014	2,715	6,028
Operating Income	30,164	27,799	59,134	41,628
Interest Income	1,388	254	1,709	317
Interest Expense	(14,165)	(17,395)	(27,601)	(35,770)
Income Before Income Taxes	17,387	10,658	33,242	6,175
Income Tax Provision	(6,099)	(3,788)	(11,655)	(2,277)
Net Income	11,288	6,870	21,587	$3,898
Preferred Stock Dividends	—	(3,784)	—	(6,847)
Income (Loss) Applicable to Common Stockholders	$11,288	$3,086	$21,587	$(2,949)
Basic Earnings (Loss) Per Common Share	$.28	$.18	$.54	$(0.19)
Basic Weighted Average Common Shares	39,631	17,086	39,617	15,193
Diluted Earnings (Loss) Per Common Share	$.28	$.18	$.54	$(0.19)
Diluted Weighted Average Common Shares	40,230	17,544	40,214	15,193

(1)            Included in cost of sales for the three and six months ended June 30, 2006 is an inventory purchase accounting charge of $587,000.

(2)            Included in cost of sales for the six months ended June 30, 2005 is an inventory purchase accounting charge of $12,084,000.

(3)            Included in cost of sales is amortization of Program Participation Costs and other Intangible Assets of, $3,107 and $631 for the three months ended 6/30/06 and 6/30/05, respectively, and $5,250 and $1,190 for the six months ended 6/30/06 and 6/30/05, respectively.

K & F INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL DATA
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Capital Expenditures	$6,008	$2,711	$12,304	$3,129
Bookings	139,038	90,243	261,441	187,880
Backlog			225,490	162,123
Cash and Cash Equivalents			16,598	63,668
Accounts Receivable			48,997	42,765
Inventory			70,596	58,348
Accounts Payable			18,937	14,306
Total Debt			751,577	829,037
Stockholders’ Equity			366,986	319,487

K & F INDUSTRIES HOLDINGS, INC.
RECONCILIATION OF NET INCOME TO NON-GAAP EARNINGS BEFORE
INTEREST EXPENSE, INCOME TAXES, DEPRECIATION AND AMORTIZATION,
INVENTORY PURCHASE ACCOUNTING CHARGES AND STOCK-BASED
COMPENSATION
(ADJUSTED EBITDA)
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Adjusted EBITDA	$38,149	$34,035	$74,185	$66,146

Less Adjustments:

Stock-Based Compensation	263	—	575	65

Inventory Purchase Accounting Charges	587	—	587	12,084

EBITDA	37,299	34,035	73,023	53,997

Less:

Depreciation and Amortization	7,135	6,236	13,889	12,369

Operating Income	30,164	27,799	59,134	41,628

Less:
Interest Expense, net	12,777	17,141	25,892	35,453

Income Tax Provision	6,099	3,788	11,655	2,277

Net Income	$11,288	$6,870	$21,587	$3,898

EBITDA represents net income before interest expense, net, income taxes and depreciation and amortization.  Adjusted EBITDA is EBITDA as further adjusted to exclude inventory purchase accounting adjustments and stock-based compensation.  These definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.  Neither of these calculations is a measure of financial performance under accounting principles generally accepted in the United States of America.  We believe they provide a basis to measure our operating performance, apart from the expenses associated with our physical plant or capital structure, but neither should be considered in isolation or as a substitute for operating income, cash flows from operating activities or other measures of performance.  A reconciliation of EBITDA and Adjusted EBITDA is presented above.

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